Exhibit 99

Hayes Lemmerz Settles with the Securities and Exchange Commission

Settlement Resolves SEC Investigation Commenced in 2001; No Monetary Fines or Penalties Imposed on the Company

Northville, MI (April 25, 2006) – Hayes Lemmerz International, Inc. (Nasdaq: HAYZ) announced today that it has reached a settlement with the Securities and Exchange Commission (SEC) resolving the SEC’s investigation, commenced in 2001, relating to certain financial reporting and accounting practices that occurred under the Company’s former management.

In 2002, the Company restated its consolidated financial statements filed with the SEC for fiscal years 1999 and 2000, and related quarterly periods, and for the fiscal quarter ended April 30, 2001. The restatement was the result of the Company’s failure to properly apply certain accounting standards generally accepted in the United States, and because certain accounting errors and irregularities in its financial statements were identified. As previously disclosed, the SEC has been conducting an investigation into the facts and circumstances giving rise to the restatements. The Company has been cooperating fully with the SEC in its investigation. The Company also disclosed on June 8, 2005 that the SEC had notified the Company that it intended to bring a civil enforcement action against the Company, but did not intend to seek monetary fines or penalties against the Company.

The SEC brought a civil enforcement action against the Company and certain of its former executives alleging violations of the securities laws and regulations in connection with these accounting practices. The Company has consented to the entry of a judgment against the Company to resolve these allegations. Pursuant to the judgment, the Company will be enjoined from violating certain provisions of the securities laws and regulations but will not be subject to any monetary penalties or fines. The Company neither admitted nor denied the SEC’s allegations.

"We are pleased that the SEC investigation is completed and this matter is resolved for the Company. This announcement closes an old chapter in our Company’s history. Over the past four years, we have instituted significant changes at Hayes Lemmerz, including improved financial controls, new internal audit procedures and a new senior management team,” said Curtis Clawson, President, Chief Executive Officer and Chairman of the Board.

Hayes Lemmerz International, Inc. is a world leading global supplier of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 35 facilities and approximately 10,000 employees worldwide.

CONTACT: Marika P. Diamond, Hayes Lemmerz International, Inc., 734.737.5162